Exhibit 99.4

Los Angeles Times

Video Firm Bid May Turn Hostile

Blockbuster issues an ultimatum to the board of Hollywood Entertainment.

By Lorenza Muñoz

Times Staff Writer

December 29, 2004

In the heavyweight battle over Hollywood Entertainment Corp., the nation’s second-largest video rental chain, the gloves came off Tuesday.

Blockbuster Inc., the largest U.S. video rental retailer, said it would launch a $1-billion hostile bid for Hollywood Entertainment if it continued to refuse to negotiate.

Blockbuster said it would give the board of directors until mid-January to consider and respond to the bid Blockbuster made last month to buy Hollywood Entertainment shares for $11.50 apiece.

The Blockbuster bid bests the $10.25-a-share offer by buyout firm Leonard Green Partners and Hollywood’s chairman, Mark Wattles. Another suitor, Movie Gallery Inc., has made an offer to buy Hollywood Entertainment’s more than 1,900 video stores and 600 game stores for an undisclosed amount.

Hollywood Entertainment’s shares have been on the rise since Blockbuster made its bid. Blockbuster shares Tuesday fell 6 cents to $9.33 on the New York Stock Exchange, while shares of Hollywood Entertainment rose 7 cents to $13.16 on Nasdaq.

Analysts saw Blockbuster’s announcement as an attempt to go around the target company’s unresponsive board and appeal directly to shareholders.

“This is a ‘screw you’ with an exclamation point at the end,” said Michael Pachter, analyst with Wedbush Morgan Securities. “It’s about as nasty as they can possibly get. It’s intended to incite a shareholder revolt against the Hollywood board.”

Ed Stead, Blockbuster’s general counsel, said the threat of a hostile bid seemed the only way to get the board to listen.

“We are not prone to doing a hostile deal, but being where we are, that is the only choice we have,” Stead said. “We are trying to get some cooperation out of them. What happens now is really up to them It’s time to get the shareholders to speak about this.”

Stead said Blockbuster had rejected Hollywood Entertainment’s demand that negotiations not start unless the larger company agreed not to launch a hostile bid for three years after talks began.

If the Blockbuster offer is accepted, the company would pay $700 million in cash and assume $300 million in debt. Blockbuster executives said that if Hollywood Entertainment’s board opened its financial records to scrutiny, they might consider paying more per share.

Neither Hollywood Entertainment nor Leonard Green Partners returned calls seeking comment.

Last week, Hollywood Entertainment’s largest shareholder, Carl Icahn, publicly endorsed the Blockbuster offer.

Blockbuster’s aggressive move is part of the company’s continuing campaign to stay competitive. By adding Hollywood Entertainment’s stores to its 5,000 outlets, Blockbuster hopes to offer more-convenient alternatives to large retailers like Wal-Mart Stores Inc., Best Buy Co. and Target Corp., which dominate the home entertainment market and offer the cheapest prices.

In addition, Netflix, the leader in the online rental market, is forcing Blockbuster to evolve. Last week, Blockbuster said it would drop the monthly fee for online subscribers to $14.99, the lowest among its competitors. Netflix charges $17.99 and Walmart.com, $15.54.

This month, Blockbuster also eliminated late fees at its rental stores. That shift will cost the company $250 million to $300 million in operating income for 2005.

Analysts believe that Blockbuster made these recent changes to show the Federal Trade Commission, which must approve a union of the top two video rental companies, that the consolidation wouldn’t result in less-competitive pricing.

“This is to satisfy the FTC to show the combination is not anti-competitive,” Pachter said.